Exhibit 4.24

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF TRUST
OF
ACE CAPITAL TRUST IV

THIS Certificate of Amendment to Certificate of Trust of ACE Capital Trust IV (the “Trust”), is being duly executed and filed by the undersigned trustee to amend the Certificate of Trust of the Trust, which was filed on May 14, 2002 (the “Certificate of Trust”) with the Secretary of State of the State of Delaware under the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.)(the “Act”).

1.             Name.  The name of the statutory trust is ACE Capital Trust IV.

2.             Amendment to Certificate of Trust.  The Certificate of Trust is hereby amended by amending and restating Section 2 thereof in its entirety as follows:

“2.           Delaware Trustee.  The name and business address of the trustee of the Trust with its principal place of business in the State of Delaware are:

Chase Bank USA, National Association

c/o JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road, OPS4 / 3rd Floor

Newark, Delaware 19713

Attn:  Worldwide Securities Services”

3.             Effective Date.  This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee of the Trust has executed this Certificate of Amendment in accordance with Section 3811(a)(2) of the Act.

CHASE BANK USA, NATIONAL ASSOCIATION,
not in its individual capacity, but solely as trustee

By:	/s/ Diane P. Ledger
Name:	Diane P. Ledger
Title:	Assistant Vice President